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                                  EXHIBIT 5.1

                                  May 30, 1995

EG&G, Inc.
45 William Street
Wellesley, MA  02181

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         I am Vice President, General Counsel and Clerk of EG&G, Inc., a Massachusetts corporation (the "Company"). This opinion is being given in connection with the proposed issuance and sale by the Company of $150,000,000 principal amount of Debt Securities (the "Debt Securities"), to be issued under the Indenture between the Company and The First National Bank of Boston, as trustee (the "Trustee").

         I am familiar with the proceedings taken by the Company in respect of the Debt Securities and have examined originals or certified or attested copies of such certificates, records and documents as I deem necessary for the purposes of this opinion.

         I assume that the appropriate action will be taken, prior to the offer and sale of the Debt Securities, to register and qualify the Debt Securities for sale under all applicable state securities or "blue sky" laws.

         Basing my opinion on the foregoing, I am of the opinion that upon issuance and sale of the Debt Securities in accordance with the terms of the Indenture, the Debt Securities will be validly issued, fully paid and non-assessable.


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EG&G, Inc.
May 30, 1995
Page 2



         I understand that this opinion is to be used in connection with the Company's Registration Statement relating to the Debt Securities to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I consent to the filing of this opinion with and as part of said Registration Statement and the use of my name therein and in the related Prospectus under the caption "Legal Matters".

                                  Very truly yours,



                                  Murray Gross